P-RILA-SCH-B(7/22)-NY 3 ANNUITY SCHEDULE PAGE ANNUITY NUMBER: [001-00001] ISSUE DATE: [September 1, 2022] TYPE OF BUSINESS: [Non-Qualified] OWNER: [John Doe] DATE OF BIRTH: [October 21, 1972] SEX: [Male] [OWNER: [Mary Doe] DATE OF BIRTH: [October 15, 1972] SEX: [Female]] ANNUITANT: [John Doe] DATE OF BIRTH: [October 21,1972] SEX: [Male] [JOINT ANNUITANT: [Mary Doe] DATE OF BIRTH: [January 15, 1952] SEX: [Female]] [CONTINGENT ANNUITANT: [Mary Doe] DATE OF BIRTH: [January 15, 1952] SEX: [Female]] ALLOCATION OF INITIAL PURCHASE PAYMENT PURCHASE PAYMENT: [$100,000.00] MAXIMUM TOTAL PURCHASE PAYMENTS: [$1,000,000.00] without Home Office approval INDEX STRATEGY ALLOCATION PERCENTAGE(S): [Point to Point with Cap Index Strategy [100%] [S&P 500® Index, Price Return] [1 Year] [$100,000.00] [15.00% Buffer] Tiered Participation Rate Index Strategy [0%] ] TRANSFER ACCOUNT ALLOCATIONS PERCENTAGE: Transfer Account [0%] [$0.00] VARIABLE SUB-ACCOUNT ALLOCATION PERCENTAGE: [MFS® International Growth Portfolio – Service Class] [0%] [MFS® Total Return Bond Series – Service Class] [0%] [MFS® Total Return Series – Service Class] [0%] [MFS® Value Series – Service Class] [0%] [PSF PGIM Government Money Market Portfolio – Class III] [0%] TRANSFER ACCOUNT PERIOD: [45] Days from [the date the application is signed] PURCHASE PAYMENT LIMITATION: Purchase Payments may be accepted up to and including the day prior to the later of: the oldest Owner’s [86th] birthday (the Annuitant’s [86th] birthday if the Annuity is owned by an entity), or the first anniversary of the Issue Date, unless otherwise required by applicable law or regulation to maintain the tax status of this Annuity. We may limit or reject additional Purchase Payments in a non-discriminatory manner if market and/or economic conditions decline to a point where the yield on investments or the cost and availability of hedging options to support the replication of the index strategy credits do not allow us to support the guarantees of the Annuity or if we offer a modified version of this contract for new business or we are not making the contract available to new business. MINIMUM ADDITIONAL PURCHASE PAYMENT: [$100] MINIMUM ADDITIONAL PURCHASE PAYMENT UNDER AUTOMATIC PURCHASE PLANS: [$50]

ANNUITY SCHEDULE PAGE (continued)

WITHDRAWALS

MAXIMUM FREE WITHDRAWAL PERCENTAGE: [10%] of Purchase Payments

MINIMUM WITHDRAWAL AMOUNT: [$100]

MINIMUM SURRENDER VALUE AFTER A PARTIAL WITHDRAWAL: [$5,000]

ALLOCATION OF ACCOUNT VALUE

MINIMUM VARIABLE SUB-ACCOUNT AMOUNT: [$20]

MINIMUM INDEX STRATEGY AMOUNT: [$2,000]

CHARGES

INSURANCE CHARGE (ONLY APPLICABLE TO ACCOUNT VALUE ALLOCATED TO THE VARIABLE SUB-ACCOUNT(S)):

MORTALITY AND EXPENSE RISK CHARGE:

For Purchase Payments less than [$1,000,000] the Insurance Charge is [1.15%]

For Purchase Payments of [$1,000,000] or more the Insurance Charge is reduced to [1.05%]

ADMINISTRATION CHARGE: [0.15%]

CONTINGENT DEFERRED SALES CHARGE: The Contingent Deferred Sales Charge for each Purchase Payment is a percentage of the Purchase Payment being withdrawn that is in excess of the Free Withdrawal amount. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity. The charge percentage is shown below. The charge is deducted from the Allocation Options in the same proportion as the withdrawal upon which it is assessed.

Age of Purchase Payment Being Withdrawn						
Year 0-1	Year 1-2	Year 2-3	Year 3-4	Year 4-5	Year 5-6	Year 6 or older
7%	7%	6%	5%	4%	3%	0.00

[MEDICALLY RELATED SURRENDER AMOUNT: [$500,000]]

[Due Proof of Death Period: [1 Year]]

ANNUITIZATION

LATEST AVAILABLE ANNUITY DATE: [The first day of the calendar month next following the oldest Owner's or Annuitant's 95th birthday.]

EARLIEST AVAILABLE ANNUITY DATE: One year from the Issue Date

MINIMUM ANNUITY PAYMENT: $20 per month

MINIMUM SURRENDER VALUE AT ANNUITIZATION: $2,000

P-RILA-SCH-B(7/22)-NY 4

ANNUITY SCHEDULE PAGE (continued)

ANNUITY TABLES

The rates in Tables 1 and 2 below are applied to the Account Value on the Annuity Date to compute the minimum amount of the annuity payment for the payout options described below. Table 1 is used to compute the minimum annuity payment under Option 1 (Payments for Life with 120 Months Period Certain). Table 2 is used to compute the minimum initial annuity payment under Option 2 (Joint and Last Survivor).

BASIS OF COMPUTATION FOR ANNUITY OPTIONS: We use an interest rate of 0.50% per year. The adjusted age is the Annuitant's age as of the Annuitant's last birthday prior to the date on which the first payment is due, adjusted as shown in the "Translation of Adjusted Age" table below. The actuarial basis of the Annuity Options is the Annuity 2000 valuation mortality table, with four-year age setback and projected mortality improvement factors (modified Scale G) projected from the age at annuitization to the age at which the probability of survival is needed in the calculation of the annuity payment.

Translation of Adjusted Age			
Calendar Year in Which First Payment Is Due	Adjusted Age	Calendar Year in Which First Payment Is Due	Adjusted Age
2020 through 2029	Actual Age minus 2	2070 through 2079	Actual Age minus 7
2030 through 2039	Actual Age minus 3	2080 through 2089	Actual Age minus 8
2040 through 2049	Actual Age minus 4	2090 through 2099	Actual Age minus 9
2050 through 2059	Actual Age minus 5	2100 through 2109	Actual Age minus 10
2060 through 2069	Actual Age minus 6	2110 through 2119	Actual Age minus 11

AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 APPLIED

Table 1: ANNUITY OPTION 1 – Payments for Life with 120 Months Period Certain								
Adjusted Age	Male	Female	Adjusted Age	Male	Female	Adjusted Age	Male	Female
41	1.87	1.73	61	3.02	2.72	81	5.95	5.51
42	1.91	1.77	62	3.11	2.80	82	6.15	5.73
43	1.95	1.8	63	3.21	2.88	83	6.34	5.95
44	1.99	1.83	64	3.31	2.97	84	6.53	6.17
45	2.03	1.87	65	3.42	3.06	85	6.72	6.38
46	2.07	1.90	66	3.53	3.16	86	6.90	6.60
47	2.12	1.94	67	3.65	3.27	87	7.07	6.80
48	2.17	1.98	68	3.78	3.38	88	7.24	7.00
49	2.22	2.03	69	3.91	3.49	89	7.39	7.19
50	2.27	2.07	70	4.05	3.62	90	7.54	7.36
51	2.32	2.12	71	4.19	3.75	91	7.67	7.52
52	2.38	2.16	72	4.34	3.89	92	7.80	7.67
53	2.44	2.21	73	4.50	4.03	93	7.91	7.80
54	2.50	2.27	74	4.67	4.19	94	8.02	7.92
55	2.56	2.32	75	4.84	4.35	95	8.11	8.03
56	2.63	2.38	76	5.01	4.53	_	_	_
57	2.70	2.44	77	5.19	4.71	_	_	_
58	2.77	2.51	78	5.38	4.90	_	_	_
59	2.85	2.57	79	5.57	5.10	_	_	_
60	2.94	2.64	80	5.76	5.30	_	_	_

P-RILA-SCH-B(7/22)-NY 5

P-RILA-SCH-B(7/22)-NY 6 ANNUITY SCHEDULE PAGE (continued) Table 2: ANNUITY OPTION 2 - Joint and Last Survivor Male Adjusted Age Female Adjusted Age 45 50 55 60 65 70 75 80 85 90 95 45 1.71 1.79 1.86 1.92 1.96 1.99 2.01 2.02 2.03 2.03 2.03 50 1.76 1.87 1.98 2.07 2.14 2.19 2.22 2.25 2.26 2.27 2.27 55 1.80 1.94 2.08 2.21 2.32 2.41 2.48 2.52 2.55 2.56 2.57 60 1.82 1.99 2.16 2.34 2.51 2.65 2.77 2.85 2.90 2.93 2.95 65 1.84 2.02 2.22 2.44 2.68 2.9 3.09 3.24 3.35 3.41 3.44 70 1.85 2.04 2.26 2.53 2.82 3.13 3.44 3.70 3.90 4.03 4.10 75 1.86 2.05 2.29 2.58 2.92 3.32 3.76 4.18 4.54 4.81 4.97 80 1.86 2.06 2.31 2.61 3.00 3.47 4.03 4.64 5.24 5.73 6.07 85 1.87 2.07 2.32 2.63 3.04 3.56 4.22 5.03 5.92 6.75 7.40 90 1.87 2.07 2.32 2.64 3.06 3.62 4.35 5.31 6.49 7.74 8.86 95 1.87 2.07 2.33 2.65 3.08 3.65 4.43 5.50 6.91 8.60 10.29 SEPARATE ACCOUNT(S): VARIABLE SEPARATE ACCOUNT(S): [Pruco Life of New Jersey Flexible Premium Variable Annuity Account] INDEX STRATEGIES SEPARATE ACCOUNT(S): [Pruco Life Insurance Company of New Jersey Index Strategies Separate Account] GENERAL PROVISIONS: MISSTATEMENT OF AGE OR SEX INTEREST RATE: [0.50%] RIDERS AND ENDORSEMENTS MADE A PART OF THE ANNUITY ON THE ISSUE DATE: [Medically Related Surrender Endorsement Return of Purchase Payments Death Benefit Rider Point to Point with Cap Index Strategy Endorsement Tiered Participation Rate Index Strategy Endorsement Performance Lock Index Linked Variable Annuity Endorsement Individual Retirement Annuity Endorsement Roth Individual Retirement Annuity Endorsement Beneficiary Annuity Endorsement Beneficiary Individual Retirement Annuity Endorsement Beneficiary Roth Individual Retirement Annuity Endorsement]